Filed pursuant to 424(b)(3)
                                              Registration No. 333-109368

                                 242,718 SHARES

                           GREG MANNING AUCTIONS, INC.

                                  COMMON STOCK

      The shares of common stock of Greg Manning A uctions, Inc. ("GMAI" or the "Company") covered by this prospectus are being offered and sold by The Tail Wind Fund, Ltd., the selling shareholder ("Tail Wind" or the "selling shareholder".)

      GMAI's common stock is traded on the Nasdaq National Market under the symbol "GMAI". On September 26, 2003 the last sale price of GMAI's common stock as reported on the Nasdaq National Market was $6.640 per share.

      GMAI will not receive any cash proceeds from the sale of the selling shareholder's securities.

      Investing in GMAI's common stock involves certain risks. See "Risk Factors" beginning on page 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this Prospectus is October 27, 2003.

                                TABLE OF CONTENTS


Prospectus Summary ..........................................................2

Risk Factors.................................................................3

Use of Proceeds..............................................................6

Selling Shareholder..........................................................6

Plan of Distribution.........................................................7

Legal Matters................................................................8

Experts......................................................................8

Additional Information ......................................................8

Incorporation by Reference...................................................8

                               PROSPECTUS SUMMARY

      You should read this entire prospectus, including the information set forth under "Risk Factors" and the information incorporated by reference in this prospectus. As used in this prospectus, "GMAI," "company," "we," "us" and "our" refer to Greg Manning Auctions, Inc. and its consolidated subsidiaries, unless otherwise specified.

                           Greg Manning Auctions, Inc.

      GMAI is a multi-category business-to-business and business-to-consumer collectibles auctioneer and merchant. GMAI combines traditional and electronic (internet, interactive telephone, and live with simulcast internet) capabilities to sell coins, stamps, sports trading cards and memorabilia, and affordable fine art. GMAI's offerings and distribution channels span the entire price range from low-end to ultra-high end. GMAI's businesses include wholesale and retail sales, and it possesses a branded presence in all major sales channels both in the traditional and the electronic commerce worlds. On the Internet, GMAI offers products through www.teletrade.com and on branded pages on other persons' web sites. In addition, GMAI and its subsidiaries own and use the following additional material domain names in their business: ivymader.com, sportscard.com, coins.com and spectrumnumismatics.com. GMAI generates income through the resale of goods purchased directly by GMAI and from sellers and buyers through auctions of consigned goods.

      GMAI is a Delaware corporation. GMAI's principal executive offices are located at 775 Passaic Avenue, West Caldwell, New Jersey 07006 and its telephone number is (973) 882-0004.

                                  The Offering

      On May 20, 2003, GMAI issued to Tail Wind 242,718 shares of GMAI common stock in exchange for 2,707,239 shares of stock of GMAI-Asia.com, Inc. owned by Tail Wind. This transaction was entered into in accordance with a Securities Purchase Agreement between GMAI and Tail Wind, dated as of May 14, 2001, pursuant to which Tail Wind had the right under certain circumstances to require such exchange. In addition, GMAI granted to Tail Wind certain registration rights. This prospectus has been prepared, and the registration statement of which this prospectus is a part has been filed with the Securities and Exchange Commission, to satisfy our obligations to Tail Wind.

      For a description of the Tail Wind transaction, see our Current Report on Form 8-K filed May 22, 2003.

      Investing in our securities involves risks. You should carefully consider the information under "Risk Factors" beginning on page 3 and the other information included in this prospectus before investing in our securities.

                               Recent Developments

      On September 8, 2003, GMAI consummated three separate transactions with Auctentia, S.L. ("Auctentia"), a wholly owned subsidiary of Afinsa Bienes Tangibles, S.A. ("Afinsa"). Prior to the consummation of these transactions, Auctentia and its affiliates owned approximately 43% of GMAI's common stock. As a result of the transactions, Auctentia and its affiliates own approximately 72% of GMAI's outstanding common stock.

      In the first transaction, pursuant to a share purchase agreement with Auctentia, dated as of January 23, 2003, GMAI acquired all of Auctentia's equity interests in the following European-based operating subsidiaries of Auctentia (the "Auctentia subsidiaries") in exchange for the issuance of 3,729,226 shares of GMAI common stock: Corinphila Auktionen AG.; Heinrich Kohler Berliner Briefmarken-Auktionen GmbH; Heinrich Kohler Auktionshaus GmbH & Co. KG; Heinrich Kohler Briefmarkenhandel GmbH & Co. KG; Heinrich Kohler Verwaltungs GmbH; Auctentia Deutschland GmbH; and Auctentia Subastas S.L. These companies, located in Switzerland, Germany and Spain, are variously engaged in the businesses of providing intermediation for high level collectors through auctions (both live and via the internet), sales, trading and investing in primarily philatelic and numismatic assets.

      In the second transaction, in exchange for the issuance to Auctentia of 6,444,318 shares of stock, GMAI acquired from Auctentia all of its right, title and interest to all of the outstanding membership interests of GMAI


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

Auctentia Central de Compras, S.L. ("CdC"), a Spanish limited liability company whose principal assets consist of an inventory of certain stamps, art and other collectibles assets contributed by Afinsa. CdC was formed in December 2002 solely as a holding company to hold the assets sold to GMAI. CdC has historically had no operations and commenced operations as of the closing of the transaction. CdC will be engaged in the sale, marketing, brokering, distribution, promotion and production of owned and third party collectibles, with an emphasis on specialized philatelic material. It is intended that CdC will use the inventory owned by it immediately prior to the consummation of the transaction to sell at various auctions run by other subsidiaries of GMAI. Other than immaterial sales, such inventory will not be resold to Auctentia or its affiliates.

      In the last transaction, GMAI issued to Auctentia 2,826,456 shares of its common stock, for a purchase price of the Euro equivalent of US $5.0 million.

      For a complete description of these transactions, see GMAI's definitive proxy statement, filed with the SEC on August 13, 2003, particularly the sections entitled "The Proposed Transactions", "The Share Purchase Agreement", "The Inventory Purchase Agreement", "The Subscription Agreement", and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Auctentia Subsidiaries".

      In addition, GMAI or one of its subsidiaries will act as exclusive supplier of collectibles for Afinsa on a worldwide basis. Afinsa is engaged, among other things, in commercial and trading activities involving collectibles throughout Europe, and has business relationships with a substantial number of long-term clients, the ultimate purchasers of the goods to be provided by GMAI. The purchasing agreement has a five-year term, terminable by either party upon six months' notice after the expiration of the first year of the agreement. Afinsa has agreed to pay a commission equal to 10% of the purchase price of all goods supplied by GMAI to Afinsa.


                                  RISK FACTORS

      Investing in our common stock involves various risks. You should carefully consider the following risk factors and other information in this prospectus before deciding to invest in our common stock.

Liquidity

      The Company's debt agreements expire at various times during the next twelve months. The Company has previously been able to refinance or renegotiate these agreements in the past. There can be no assurance that the Company will be able to accomplish this in the future.

We may fail to obtain an adequate supply of collectibles to sell at auction

      At times there may be a limited supply of collectibles available for sale by the Company, as well as by the Auctentia subsidiaries. Such supply historically has varied from time to time. While neither the Company nor the Auctentia subsidiaries have generally experienced a lack of collectibles that has prevented them from conducting appropriately sized auctions on an acceptable schedule, no assurance can be given that the Company or the Auctentia subsidiaries will be able to obtain consignments of suitable quantities of collectibles in order to conduct auctions of the size, and at the times, the Company may desire in the future. The inability to do so would have a material adverse effect on the Company.

      Furthermore, the popularity of collectibles could decline. This could affect the market value of inventory that GMAI currently hold, including the inventory acquired under the inventory purchase agreement, or inventory it and the Auctentia subsidiaries may acquire in the future.

We face substantial competition

      The business of selling stamps, coins, and other collectibles at auction and in retail sales is highly competitive. The Company and the Auctentia subsidiaries compete with a number of auction houses and collectibles companies throughout the United States and the world. While the Company believes that there is no

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

dominant company in the stamp auction or collectibles business in which it or the Auctentia subsidiaries operate, there can be no assurances that other companies with greater financial and other resources and name recognition will not enter the market. Among the primary competitors in the domestic and worldwide philatelic auction business are Matthew Bennett, Inc., Charles Shreve Galleries, Inc., H.R. Harmer, Robert A. Siegel, Philatelists on Line and eBay. With respect to sports trading card and sports memorabilia auction business, the primary competitors are Lelands, Mastro Auctions, Sotheby's, Collector's Universe and eBay. With respect to coin operations, the main competitors are Heritage, Stacks, Collector's Universe, Bower's and Merena, and Superior.

      With respect to internet operations, the market for internet products and services is highly competitive and there are no substantial barriers to entry. GMAI expects that competition will continue to intensify. Many of GMAI's internet competitors have more experience than we have maintaining internet operations and have greater brand recognition.

Aucentia, S.L.  will  be able to exercise control over our operations

      Auctentia and its affiliates currently beneficially own approximately 72% of the issued and outstanding shares of common stock of GMAI. This represents a substantial dilution in the current voting power of non-Auctentia related stockholders of GMAI. As a result, Auctentia and its affiliates will be able to elect the entire board of directors of GMAI. Auctentia and its affiliates also will be able to approve other actions as a stockholder without obtaining the votes of other stockholders of GMAI or impede transactions that may be desirable for other stockholders. In addition, this concentration of ownership, which is not subject to any voting restrictions, could limit the price that investors might be willing to pay for GMAI's common stock.

The market price of our common stock could be adversely affected by future sales of substantial amounts of common stock by existing shareholders

            The market price of our common stock could be adversely affected by future sales of substantial amounts of common stock by existing shareholders, including Auctentia and its affiliates. As of September 9, 2003, Auctentia and its affiliates beneficially owned 18,761,399shares of our common stock, representing approximately 72% of GMAI's outstanding common stock. GMAI and Auctentia have signed a registration rights agreement pursuant to which Auctentia may request that 18,562,719 shares of GMAI common stock beneficially owned by it (including 126,833 warrants to purchase GMAI common stock) be registered by GMAI at GMAI's expense. Auctentia has agreed that the 3,729,226 shares of GMAI stock it received pursuant to the share purchase agreement will not be sold or otherwise transferred for a period of 18 months following the closing. All other registrable GMAI common stock owned by Auctentia will be freely tradable immediately after any registration.

We may not be able to successfully integrate the operations of the Auctentia subsidiaries

      The acquisition of the Auctentia subsidiaries presents challenges to management, including the integration of the operations, product lines, technologies and personnel of GMAI and the Auctentia subsidiaries, and special risks, including possible unanticipated liabilities, unanticipated costs and diversion of management attention. GMAI cannot be certain that it will successfully integrate or profitably manage the Auctentia subsidiaries' business. In addition, there can be no assurance that the combined businesses will achieve increased sales levels, profitability, efficiencies or synergies or that the transactions contemplated by the share purchase agreement will result in increased earnings for the combined companies in any future period. The difficulties of combining the operations of GMAI and the Auctentia subsidiaries are complicated by the necessity of coordinating geographically separated organizations. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of GMAI's businesses, including the businesses acquired in the transactions. Additionally, the combined companies may experience slower rates of growth as compared to historical rates of growth of GMAI and the Auctentia subsidiaries independently.

The loss of any of our executive officers or key personnel would likely have an adverse effect on our business

      The Company's future success depends to a significant extent on its retaining services of senior management and other key personnel, particularly GMAI's President and Chief Executive Officer, Greg Manning, and the President of Spectrum Numismatics International, Inc., Greg Roberts. GMAI's business would be adversely affected if for any reason it failed to retain the services of Messrs. Manning or Roberts and failed to engage suitable replacements.

Governmental regulation and taxation of the Internet is subject to change

      GMAI's operations may be adversely affected by governmental regulation and taxation of the Internet, which is subject to change. A number of legislative and regulatory proposals under consideration by federal, state, local and foreign governmental organizations may result in enactment of laws concerning various aspects of the Internet, including online content, user privacy, access charges, liability for third-party activities and jurisdictional issues. These laws could harm the Company's business by increasing its cost of doing business or discouraging use of the Internet.

      In addition, the tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made that could result in Internet activities, including the sale of goods and services, being taxed. The U.S. Congress has passed the U.S. Internet Tax Information Act, placing a moratorium on new state and local taxes on Internet commerce through November 1, 2003. There may, however, be enacted in the future laws that change the federal, state or local tax treatment of the Internet in a way that is detrimental to our business.

      Some local telephone carriers claim that the increasing popularity of the Internet has burdened the existing telecommunications infrastructure and that many areas with high Internet use are experiencing interruptions in telephone service. These carriers have petitioned the U.S. Federal Communications Commission to impose access fees on Internet service providers. If these access fees are imposed, the cost of communicating on the Internet could increase, and this could decrease the demand for our services and increase our cost of doing business.

Use of the Internet by consumers could grow more slowly or decline

      The Company's business will be adversely affected if use of the Internet by consumers, particularly purchasers of collectibles, does not continue to grow. A number of factors may inhibit consumers from using the Internet. These include inadequate network infrastructure, security concerns, inconsistent quality of service and a lack of cost-effective high-speed service. Even if Internet use grows, the Internet's infrastructure may not be able to support the demands placed on it by this growth and its performance and reliability may decline. In addition, many web sites have experienced service interruptions as a result of outages and other delays occurring throughout the Internet infrastructure. If these outages or delays occur frequently in the future, use of the Internet, as well as use of our web sites, could grow more slowly or decline.

Government regulation of our intellectual property could adversely affect us

      The Company holds rights to various web domain names. Governmental agencies typically regulate domain names. These regulations are subject to change. GMAI may not be able to acquire or maintain appropriate domain names in all countries in which it or its affiliates do business. Furthermore, regulations governing domain names may not protect the Company's trademarks and similar proprietary rights. The Company may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or diminish the value of its trademarks and other proprietary rights.

We may have fluctuations in operating results

      The Company cannot accurately forecast revenues of its business or the business of the Auctentia subsidiaries, particularly with respect to stamp auction operations. Due to difficulty anticipating levels or values of consignments at any given time, the stamp auction business is susceptible to significant fluctuations in operating results and revenue shortfalls which could adversely affect the Company's business. In addition, GMAI's operating results in the coin business are dependent upon product availability over the short and long term which cannot be predicted with any certainty. Future fluctuations in operating results or revenue shortfalls of the Company or the Auctentia subsidiaries could adversely affect the success of the Company. If revenue fails to offset operating expenses in the future, the Company may be required to fund future operations through the sale of additional common stock, which could cause the market price of its stock to decline, as well as have a dilutive effect on the value of its common stock currently outstanding.

      In addition, the Company may be adversely affected by the loss of one or more major customers.

The market price of our stock may fluctuate

      The market price of GMAI common stock has fluctuated and may continue to fluctuate significantly due to a number of factors, some of which may be beyond GMAI's control, including: sales of GMAI common stock by stockholders; actual or anticipated fluctuations in GMAI's operating results; the operating and stock price performance of other comparable companies; developments and publicity regarding GMAI's industry; and general economic conditions.

      In addition, the stock market in general has experienced volatility that has often been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of GMAI common stock, regardless of GMAI's actual performance, and could enhance the effect of any fluctuations that do relate to its operating results.

We may be adversely affected by lititgation and similar matters

      The Company may be adversely affected by the costs and other effects associated with (i) legal and administrative cases and proceedings; (ii) settlements, investigations, claims and changes in those items; and (iii) adoption of new, or changes in, accounting policies and practices and the application of such policies and practices.

Changes in accounting standards

      The Company's future results of operations could be adversely affected by changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission, and the American Institute of Certified Public Accountants.

      This list should not be considered an exhaustive statement of all potential risks and uncertainties.


                                 USE OF PROCEEDS

      GMAI will not receive any proceeds from any sales of the shares by the selling shareholder.


                               SELLING SHAREHOLDER

      On May 20, 2003, GMAI issued to Tail Wind 242,718 shares of stock of the Company in exchange for 2,707,239 shares of stock of GMAI-Asia.com, Inc. owned by Tail Wind. This transaction was entered into in accordance with a Securities Purchase Agreement between the Company and Tail Wind (the "Purchase Agreement"), dated as of May 14, 2001, pursuant to which Tail Wind had the right under certain circumstances to require such exchange. The exchange was based on an exchange rate of $2.06 per share in accordance with the terms of the Purchase Agreement.

      All of these 242,718 shares of common stock are being offered for resale pursuant to this prospectus.

      Tail Wind has sole voting and investment power with respect to all its shares of our common stock offered for sale in this prospectus.

      In the table below is information, as of September 15, 2003, regarding the beneficial ownership of the shares by the selling shareholder.

       The information regarding Tail Wind's beneficial ownership after this offering assumes that all shares of common stock offered by the selling shareholder through this prospectus are actually sold. The presentation is based on 13,049,000 shares of our common stock outstanding as of September 1, 2003.

            Common Stock            Common Stock            Common Stock
            Beneficially Owned      Offered                 Beneficially Owned
            Prior to the Offering                           After the Offering

            Number  Percentage                              Number   Percentage
            ------  ----------                              ------   ----------
--------------------------------------------------------------------------------
            456,047     3.5%         242,718                213,329     1.6%

      The aggregate proceeds to Tail Wind from the sale of the common stock offered by it hereby will be the purchase price of common stock less discounts and commissions, if any.

      The other shares of common stock owned by the selling shareholder are covered by other registration statements.


                              PLAN OF DISTRIBUTION

      The selling shareholder, which term includes its successors, transferees, pledgees or donees, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

      The common stock may be sold by the selling shareholder in one or more transactions at fixed prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. The common stock may be sold by the selling shareholder through distributions by underwriters on a firm commitment or best efforts basis; through purchases by a broker-dealer as principal and resale by that broker-dealer for its own account pursuant to this prospectus; through ordinary brokerage transactions in which the broker solicits purchasers; or otherwise with or without the participation of an underwriter or broker-dealer. Such sales may be effected (1) in transactions, which may involve crosses or block transactions, (2) on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, (3) in the over-the-counter market, (4) in transactions otherwise than on such exchanges or services or in the over-the-counter market, (5) through the writing of options, whether such options are listed on an options exchange or otherwise, or (6) through the settlement of short sales. In connection with the sale of our common stock or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the common stock and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

      The selling shareholder may also sell the common stock pursuant to Rule 144 of the Securites Act and/or in privately negotiated sales.

      The selling shareholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.

      Our outstanding common stock is listed for trading on the Nasdaq National Market under the symbol "GMAI".

      Any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.

      To the extent required, the common stock to be sold, the respective purchase prices and the public offering prices, the name of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

      We have agreed to indemnify the selling shareholder against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments that the selling shareholder may be required to make in respect of such liabilities.

                                  LEGAL MATTERS

      Certain legal matters in connection with the shares of our common stock offered for resale in this prospectus have been passed upon for us by Kramer Levin Naftalis & Frankel LLP, New York, New York. A member of that firm, Scott
S. Rosenblum, is a director of GMAI and owns 4,000 shares of GMAI common stock and options granted pursuant to our stock option plans to acquire an additional 97,500 shares of our common stock (of which options for 56,250 shares are currently exercisable).

                                     EXPERTS

      Amper, Politziner & Mattia, P.C., independent public accountants, audited our consolidated financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement, as indicated in their report with respect thereto. These documents are incorporated by reference herein in reliance upon the authority of Amper, Politziner & Mattia, P.C. as experts in accounting and auditing in giving the report.


                             ADDITIONAL INFORMATION

      We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus concerning the contents of any contract or other document referred to are not necessarily complete and in each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

      For further information with respect to us and the common stock we are offering, please refer to the registration statement. A copy of the registration statement can be inspected by anyone without charge at the public reference room of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Office 500 West Madison Street, Chicago, Illinois 60601. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. Copies of these materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site (http://www.sec.gov) that contains information regarding registrants that file electronically with the Commission.

      Our common stock is quoted for trading on the Nasdaq National Market, and you may inspect at the offices of the Nasdaq National Market, located at 1735 K Street, N.W., Washington, D.C. 20006, the registration statement relating to the common stock offered by this prospectus, reports filed by us under the Exchange Act, and other information concerning us.


                           INCORPORATION BY REFERENCE

The SEC allows GMAI to "incorporate by reference" the documents that it files with the SEC. This means that GMAI can disclose important information to you by referring you to those documents. Any information GMAI


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

incorporates in this manner is considered part of this prospectus; however, to the extent that there are any inconsistencies between information presented in this prospectus and information contained in incorporated documents filed with the SEC before the date of this prospectus, the information in this prospectus shall be deemed to update and supersede the earlier information. Any information GMAI files with the SEC after the date of this prospectus and until the offering is completed will automatically update and supersede the information contained in this prospectus.


      Incorporated by reference into this prospectus is the information set forth in the following documents:

o     our Annual Report on Form 10-K for the fiscal year ended June 30, 2003;

o     our Current Report on Form 8-K filed on September 23, 2003;

o     our Current Report on Form 8-K filed on September 23, 2003;

o     our Definitive Proxy Statement filed on August 13, 2003;

o the description of our capital stock set forth in our Registration Statement under the Exchange Act;

o all other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to above; and

o all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the completion of this offering.

      We will furnish to any person to whom this prospectus is delivered, without charge, a copy of these documents upon written or oral request to Martha Husick, Corporate Secretary, 775 Passaic Avenue, West Caldwell, New Jersey 07006, tel. (973) 882-0004. A copy of any exhibits to these documents will be furnished to any shareholder upon written or oral request and payment of a nominal fee.

GMAI is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. GMAI has not authorized anyone to provide you with, and you should not rely on, information other than that which is in this prospectus, any prospectus supplement or which is incorporated in this prospectus by reference.



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

No dealer, salesman or other person has been authorized to give any information or to make representations other than those contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by us or the selling shareholder. Neither the delivery of this prospectus nor any sale hereunder will, under any circumstances, create an implication that the information herein is correct as of any time subsequent to its date. This prospectus does not constitute an offer to or solicitation of offers by anyone in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such an offer is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.


                                 242,718 SHARES


                           GREG MANNING AUCTIONS, INC.


                                  COMMON STOCK

                               -------------------

                                   PROSPECTUS

                               -------------------

                                October 27, 2003